Exhibit 10 (c)
FIRST AMENDMENT TO THE
TAUBMAN CENTERS, INC. NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN
(Effective as of May 18, 2005)
     WHEREAS, TAUBMAN CENTERS, INC. (the “Company”) has adopted and maintains the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, as effective May 18, 2005 (the “Plan”); and
     WHEREAS, pursuant to Section 4.1 of the Plan, the Company may amend the Plan; and
     WHEREAS, the Company desires to amend the Plan, effective as of January 1, 2008, to allow directors the opportunity to choose whether deferrals are made from the cash portion or the stock portion of his annual retainer fee.
     NOW, THEREFORE, the Plan is hereby amended. effective as of January 1, 2008, in the following respects:
1.	Section 1.7 of the Plan (Committee) is amended to read as follows:
     “1.7 ‘Committee’ means the Compensation Committee of the Board of Directors.”
2.	Section 3.1 of the Plan (Deferral Election Forms) is amended to read as follows:
     “3.1 Deferral Election Forms. Each Director may elect to defer up to 100% of the annual retainer fee he shall receive in any calendar year with respect to his service as a Director, including the portion of his annual retainer fee that would otherwise be paid in stock under the Taubman Centers, Inc. Non-Employee Directors Stock Grant Plan, by executing a written Deferral Election Form. Once the election to defer is made, a Director will not have access to the amounts deferred until service on the Board of Directors has terminated or until the occurrence of a Change of Control Event. Directors must elect on the Deferral Election Form whether deferrals of less than 100% of the annual retainer fee will be made from the cash portion of the Director’s annual retainer fee or the portion that would otherwise be paid in stock under the Taubman Centers, Inc. Non-Employee Directors Stock Grant Plan, or a portion of both. Each Deferral Election Form must: (a) specify the percentage the Director elects to defer, (b) identify the proportion of deferrals to be made from the cash portion and stock portion of the Director’s retainer fee, (c) state that the deferred retainer fee will be paid following the termination of the Director’s service pursuant to Section 3.4 of the Plan, and (d) be executed before the first day of the taxable year in which the Director will earn the retainer fee subject to the Deferral Election Form or, if later, within 30 days after he first becomes eligible for the Plan. A Deferral Election Form will not apply to any retainer fees earned or paid prior to the date the Deferral Election Form is executed.”
     IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date written below.

TAUBMAN CENTERS, INC. a Michigan corporation
By:	/s/ Robert S. Taubman
Its: Chairman, President and Chief Executive Officer
Date:	May 29, 2008